Exhibit 4.1

Oppenheimer Holdings Inc. Select Incentive Plan

(excluding form of Variable Rate Exchangeable Debenture of E.A. Viner International Inc. underlying the Units that are issuable pursuant to such plan).

OPPENHEIMER HOLDINGS, INC. SELECT INCENTIVE PLAN

Section 1.

Establishment of Plan.  Oppenheimer Holdings Inc. (the "Company") hereby establishes this Oppenheimer Select Incentive Plan (the "Plan"), effective as of July 28, 2006.

Section 2.

Purpose of Plan.  The purpose of the Plan is to provide incentive and reward to a limited group of key executive, managerial and sales employees of the Company and its subsidiaries and directors of the Company whose contributions, services and decisions have a long term impact on the operations of the Company and its subsidiaries by providing them with an opportunity to invest indirectly in certain debentures which are exchangeable for shares of the Company’s Class A non-voting shares (“Class A Shares”).

Section 3.

Administration.  The Compensation and Stock Option Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) shall administer the Plan. The Committee may delegate day-to-day administration of the Plan to employees of the Company or a third party administrator. The Committee shall have full power and authority, subject to the provisions of the Plan, to designate those employees of the Company and its subsidiaries who shall be provided with the opportunity to participate in the Plan (“Participants”), to determine the terms of their participation, to determine the terms and conditions of the purchase of units under the Plan (“Units”), to interpret the provisions of the Plan, to supervise the administration of the Plan, to promulgate rules and regulations, and to take all actions in connection with or relating to the Plan as it deems to be necessary.  All decisions and designations of the Committee under the Plan shall be final.

Section 4.

Eligibility.  Key executive, managerial and sales employees of the Company and its subsidiaries, including officers, who are from time to time responsible for the management, growth and protection of the business of the Company and its subsidiaries shall be eligible to become Participants, as shall be selected from time to time by the Committee, in its sole discretion.  Directors of the Company shall automatically be Participants in the Plan and shall not be subject to the selection or approval process set forth in this Section 4 applicable to executive and management employees.

Section 5.

The Debentures.  The debentures subject to the Plan (the “Debentures”) shall be variable rate exchangeable debentures, due 2013, of the Company’s subsidiary, E.A. Viner International Co., dated May 12, 2003, and having an aggregate face value of not more than $35,000,000.00.  The Debentures shall accrue interest at the rate of four percent (4%) per annum through December 31, 2006 and five percent (5%) per annum until the Maturity Date.  Interest on the Debentures shall be paid semi-annually.  The Debentures shall mature on January 2, 2013 (the “Maturity Date”).  The Debentures shall at all times until their repayment or exchange into Class A Shares be held in trust by an institutional trustee selected by the Company for purposes of the Plan (the “Trustee”).

Section 6.

Units.

6.1.

In General.  Bookkeeping units (“Units”) shall be maintained under the Plan to account for the interests of Participants in the Plan.  Each Unit shall correspond to that number of Debentures having an aggregate face value of $5,000.00.

6.2.

Purchase of Units.  In addition to the automatic participation of directors of the Company, the Committee shall from time to time determine which employees of the Company and its subsidiaries shall be offered the opportunity to purchase one or more Units under the Plan.  The minimum cash purchase price for any Unit under the Plan shall be equal to $5,000.00, which shall be the fair market value of that number of Debentures having a face value of $5,000.00 on the Unit purchase date.  The minimum number of Units a Participant may purchase shall be five (5) Units; provided, however, the Committee in its discretion may allow for a lower minimum number.  The Committee shall establish a bookkeeping account for each Participant in the Plan and shall record the number of Units purchased by each Participant and the date of purchase.

6.3.

Vesting.  A Participant’s right to any Unit purchased thereby under the Plan shall vest on January 2, 2013, the maturity date of the Debentures (the “Maturity Date”).  Prior to the Maturity Date, should a Participant (a) have his or her employment with the Company or any of its subsidiaries terminated for “cause” as determined by the Committee in its sole discretion, or (b) terminate his or her employment with the Company or one of its subsidiaries for any reason and subsequently become employed by or provide services for a competitor of the Company, as determined by the Committee in its sole discretion, in any such case the Participant shall thereupon forfeit all of his or her Units and shall receive a cash payment from the Company equal to the amount of the purchase price he or she paid plus accrued interest for such forfeited Units hereunder.  In the event of a Participant’s termination of employment or separation from the Company for any other reason, including death, disability (i.e., satisfaction of the “disability” standard applicable to the Company (or subsidiary) sponsored long-term disability coverage then in effect for the Participant) or retirement or departure from the Company’s business, the Participant shall not forfeit his or her Units.

6.4.

Valuation.  All valuation determinations under the Plan shall be made in good faith by the Committee, in its sole discretion.

Section 7.

Repayment or Exchange Rights to Class A Shares.  Each Participant (or beneficiary) under the Plan prior to the Maturity Date shall elect whether (a) to receive a cash payment from the Company equal to the amount of the purchase price he or she paid for the Unit(s) plus accrued interest due on the Maturity Date, or (b) to exercise the exchange rights under the applicable Debenture(s).  In the event the Participant elects to convert the Debentures, upon the Trustee’s receipt of such election, the Company shall issue to the Participant, pursuant to the terms of the Debentures, the equivalent number of Class A Shares.  In no event, however, shall any Participant have the right to payment from the Company prior to the Maturity Date unless the Participant requests the return of the purchase price he or she paid on the basis of an unforeseeable emergency and the Committee, in its sole discretion, approves such request.

For purposes of the Plan, an “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Any amounts to be so repaid early may not exceed the amounts necessary to satisfy such emergency after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

Section 8.

Change of Control.  Notwithstanding anything to the contrary contained in the Plan, each Participant on the date prior to the date on which a Change of Control occurs (“Change of Control Date”), shall have the opportunity on the day immediately preceding the date of the occurrence of such Change of Control to elect to exchange his or her Units for Class A Shares at the Exchange Price as such term is defined in the Debentures.

For purposes of the Plan, “Change of Control” shall mean (x) a change in the ownership of the Company, (y) a change in the effective control of the Company, or (z) a change in the ownership of a substantial portion of the assets of the Company.  For purposes hereof:

(i) a “change in the ownership of the Company” shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of shares of the Company that, together with shares held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group, shall be considered to own more than fifty percent (50%) of the total fair market value or total voting power of the shares of the Company, the acquisition of additional shares by the same person or persons shall not be considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company for purposes of clause (ii) of this Section).  However, notwithstanding the foregoing, an increase in the percentage of shares of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its shares in exchange for property, shall be treated as an acquisition of shares of the Company for purposes hereof;

(ii) a “change in the effective control of the Company” shall occur on the date on which either: (A) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of shares of the Company possessing thirty-five percent (35%) or more of the total voting power of the shares of the Company; or (B) a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; and

(iii) a “change in the ownership of a substantial portion of the Company’s assets” shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or greater than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided however, that an acquisition of the assets comprising the Company’s clearing operations shall not constitute a “change in the ownership of a substantial portion of the Company’s assets.”  For purposes of this clause (iii), “gross fair market value” shall mean the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Notwithstanding the foregoing, a transfer of assets by the Company shall not be treated as a change of ownership of such assets if the assets are transferred to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its shares, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a person, or more than one person action as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding shares of the Company, or (D) an entity, as least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) of this paragraph (iii).

Section 9.

Reallocation of Forfeited Units.  Units that have been forfeited per the terms of the Plan shall be offered to the then remaining Participants by the Committee every six (6) months on a pro rata basis or utilizing such other method as the Committee shall determine in its discretion.

Section 10.

Beneficiaries.  Designation of beneficiaries to receive any Class A Shares issuable under the Plan subsequent to the death of a Participant shall be made in writing and filed with the Company in such form and manner as the Company may from time to time prescribe.  Beneficiary designations may be changed by a Participant in the same manner at any time prior to death, and may thereafter be designated or changed by a surviving beneficiary eligible to receive any payment unless a successor beneficiary to such surviving beneficiary has been designated by the Participant or prior beneficiary.  If a Participant or beneficiary eligible to receive Class A Shares under the Plan dies without a surviving beneficiary having been designated, or with his or her estate or a trust designated as beneficiary, such Participant’s or beneficiary’s Class A Shares shall be distributed to the legal representative of his or her estate, or to the trustees of any such trust, as soon as practicable after the applicable Class A Shares are received by the Trustee.

Section 11.

Amendment and Termination of Plan.  The Board, in its sole discretion and at any time, may terminate the Plan or adopt such written amendments or modifications of the Plan as it may deem advisable; provided, however, that notwithstanding the foregoing, the Plan shall terminate on the earlier of (i) a Change of Control, or (ii) January 2, 2013, and provided, further, that no such termination, amendment or modification shall deprive any Participant of any right or benefit to which he or she has previously become entitled under the Plan, without such Participant’s written consent.

Section 12.

No Employment or Director Rights Created.  Nothing herein is intended or shall be interpreted to give any Participant in the Plan the right to be employed, reemployed or continue to be employed by the Company or any of its subsidiaries or to serve or continue to serve as a director of the Company.

Section 13.

Non-Alienation of Benefits.  Except as set forth in Section 8, no right or benefit under the Plan shall be subject to anticipation, transfer, sale, assignment, pledge, encumbrance, charge, levy, attachment or execution of a judgment of any kind.  No right or benefit under the Plan shall in any manner be liable for or subject to the debts, contract liabilities or torts of any employee or director participating in the Plan.

Section 14.

Applicable State Law.  All questions pertaining to the Plan shall be determined under the laws of the State of Delaware.

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